Intrepid Potash Announces First Quarter Results
Delivers Strong Earnings and Cash Flow

DENVER, April 28, 2015 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) today reported its results for the first quarter 2015.

First quarter results

•	Net income of $6.5 million, or $0.09 per diluted share, compared with a net loss of $0.4 million, or $0.00 per diluted share, in the first quarter 2014.

•	Adjusted net income[1] of $6.5 million, or $0.09 per diluted share, compared with adjusted net loss of $1.0 million, or $0.01 per diluted share, in the first quarter 2014.

•	Adjusted EBITDA[1] was $32.5 million, compared with $16.8 million a year ago.

•	Cash flow from operating activities was $32.7 million for the first quarter 2015 and cash paid for capital expenditures was $8.7 million.

•	Cash, cash equivalents, and investments at quarter end totaled $112.6 million.

"We delivered solid results driven by our advantage of selling into the highest margin and cash flow opportunities across our diverse markets and customer base," said Intrepid's Executive Chairman, President and CEO Bob Jornayvaz. "In the quarter, we improved earnings and increased free cash flow1 by lowering our per ton cash operating costs1 and achieving higher prices compared with last year's first quarter.”

Product Highlights

Potash

First quarter potash sales volume and pricing reflect solid demand in the agricultural market as customers made purchases to be well positioned for the spring season. Intrepid's industrial market, which comprised 14% of potash sales, experienced weaker demand yet maintained stable pricing during the first quarter as oil and gas rig counts declined. Positive year-over-year pricing and cost trends led to increased gross margin and cash flow1 on a per ton basis.

Potash sales volume in the first quarter was 231,000 tons, a slight decrease from last year's first quarter. Intrepid's average net realized sales price per ton1 was $362 ($399 per metric tonne), which is up $45 and $14 per ton from the comparable period in 2014 and sequentially from the fourth quarter, respectively. Intrepid produced 237,000 tons during the first quarter.

Intrepid's first quarter cash flow per potash ton sold of $136 represents a 50% improvement over the first quarter 2014. Cash operating costs of $199 per ton improved $6 from last year's first quarter. They were up 4% sequentially from the fourth quarter 2014 due to slightly lower production volume.

Gross margin per ton for potash was more than double first quarter 2014's level despite year-over-year cost of goods sold per ton increasing, in part, from additional depreciation expense from recent capital investments.

Langbeinite - Trio®

Trio® demonstrated stronger pricing, improved cash operating costs, and more per ton gross margin and cash flow compared with first quarter last year. Sales and production volumes increased as well.

Demand for Trio® continues to outpace supply. Sales volume in the first quarter 2015 grew 72% year over year to 62,000 tons. The average net realized sales price per ton has strengthened and in the first quarter it was $367 ($405 per metric tonne). This is $27 more than the same period last year and $13 more than the fourth quarter 2014. Production volume of 36,000 tons was up slightly from last year's first quarter.

Cash operating costs were $181 per ton, a $35 improvement from last year's first quarter. Intrepid generated $156 of cash flow per Trio® ton sold, $59 more than during the same period last year.

Market conditions and outlook:

Intrepid slightly modified its potash sales outlook for the first half and full year to reflect potentially less customer restocking in the second quarter. While potash prices for the remainder of this year may be further pressured from global producers, Intrepid expects to maintain its historical average net realized sales price advantage over the other North American competitors.

Intrepid affirms its full-year potash production volume and per ton cost outlooks. The normal annual production seasonality of the low cost solar tons and the timing of annual maintenance outages at the West Mine will impact second quarter potash production volume, and therefore, per ton cost of goods sold and cash operating costs. Cash operating costs and cost of goods sold per ton are anticipated to improve from their high points in the second quarter as more low cost solar tons are produced during the fall. Costs are expected to be at their lowest point in the fourth quarter.

Intrepid tightened its first half sales outlook for Trio® to incorporate strong first quarter results. Production outlook is unchanged and the cost forecast was increased modestly. Pricing for Trio® is expected to be at least stable to first quarter levels.
Intrepid's outlook is presented below. This information reflects Intrepid's best estimate at the current time and will be impacted by actual market conditions, results of operations, and production results.

	First-Half	Second-Half	Full-Year
	2015	2015	2015
Potash
Production (tons)	390,000 - 410,000	460,000 - 490,000	850,000 - 900,000
Sales (tons)	400,000 - 415,000	425,000 - 445,000	825,000 - 860,000
Cash operating costs ($/ton)	$200 - $215	$190 - $205	$195 - $210
Total COGS ($/ton)	$285 - $300	$275 - $290	$280 - $295

Trio®
Production (tons)	75,000 - 90,000	80,000 - 95,000	155,000 - 185,000
Sales (tons)	95,000 - 105,000	85,000 - 100,000	180,000 - 205,000
Cash operating costs ($/ton)	$170 - $185	$170 - $185	$170 - $185
Total COGS ($/ton)	$245 - $260	$240 - $255	$240 - $255

Other (millions)
Interest expense	$3.0 - $3.5	$3.0 - $3.5	$6.0 - $7.0
Depreciation, depletion, and accretion	$37.5 - $42.5	$37.5 - $42.5	$75.0 - $85.0
Selling and administrative expense	$14.5 - $15.5	$14.5 - $15.5	$29.0 - $31.0
Cash paid for capital investments	not provided	not provided	$40.0 - $50.0

Notes

1 Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), average net realized sales price per ton, per ton cash operating costs, per ton average gross margin, cash flow per ton and free cash flow are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for April 28, 2015, at 10:00 a.m. ET. The dial in number is 800-319-4610 for U.S. and Canada, and is +1-631-982-4565 for other countries. The call will also be streamed on the Intrepid website, www.intrepidpotash.com.

An audio recording of the conference call will be available through May 28, 2015, at www.intrepidpotash.com and by dialing 800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 763324.

About Intrepid

Intrepid Potash (NYSE: IPI) is the only U.S. producer of potash and supplies approximately 9% of the country’s annual consumption. Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. Intrepid also produces a highly sought-after specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium and sulfate, in a single particle.

Intrepid is geographically advantaged serving diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash. Intrepid produces potash from three solar solution facilities and two conventional underground mines.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•	circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise

•	the costs of, and our ability to successfully construct, commission, and execute, any of our strategic projects

•	adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines

•	changes in the prices of raw materials, including chemicals, natural gas, and power

•	the impact of federal, state, or local governmental regulations, including environmental and mining regulations; the enforcement of those regulations; and governmental policy changes

•	our ability to obtain any necessary governmental permits relating to the construction and operation of assets

•	changes in our reserve estimates

•	competition in the fertilizer industry

•	declines or changes in U.S. or world agricultural production or fertilizer application rates

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	changes in economic conditions

•
our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements, or the total amount available to us under our credit facility is reduced, in whole or in part, because of covenant limitations

•	disruption in the credit markets

•	our ability to secure additional federal and state potash leases to expand our existing mining operations

•	the other risks, uncertainties, and assumptions described in our periodic filings with the Securities and Exchange Commission

In addition, new risks emerge from time to time. It is not possible for our management to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements we may make.

All information in this document speaks as of April 28, 2015. New information or events after that date may cause our forward-looking statements in this document to change. We have no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Gary Kohn, Investor Relations
Phone: 303-996-3024

Email: gary.kohn@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2015	2014
Sales	$117,021	$98,875
Less:
Freight costs	10,912	9,932
Warehousing and handling costs	3,747	2,812
Cost of goods sold	83,282	78,573
Lower-of-cost-or-market inventory adjustments	360	3,566
Gross Margin	18,720	3,992

Selling and administrative	7,468	6,746
Accretion of asset retirement obligation	424	406
Restructuring expense	—	1,827
Other operating expense (income)	66	(2,947)
Operating Income (Loss)	10,762	(2,040)

Other Income (Expense)
Interest expense, net	(1,644)	(1,380)
Interest income	155	53
Other income	327	234
Income (Loss) Before Income Taxes	9,600	(3,133)

Income Tax (Expense) Benefit	(3,071)	2,778
Net Income (Loss)	$6,529	$(355)

Weighted Average Shares Outstanding:
Basic	75,589,092	75,444,953
Diluted	75,707,079	75,444,953
Earnings (Loss) Per Share:
Basic	$0.09	$—
Diluted	$0.09	$—

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2015 AND DECEMBER 31, 2014
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$66,786	$67,589
Short-term investments	34,310	10,434
Accounts receivable:
Trade, net	38,516	28,561
Other receivables, net	3,280	3,600
Refundable income taxes	72	114
Inventory, net	74,446	84,094
Prepaid expenses and other current assets	4,087	4,739
Current deferred tax asset, net	280	3,356
Total current assets	221,777	202,487

Property, plant, equipment, and mineral properties, net	770,188	785,250
Long-term parts inventory, net	17,700	16,366
Long-term investments	11,546	11,856
Other assets, net	3,922	4,035
Non-current deferred tax asset, net	146,838	146,725
Total Assets	$1,171,971	$1,166,719

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$17,032	$19,953
Related parties	69	55
Accrued liabilities	15,628	12,483
Accrued employee compensation and benefits	10,187	12,069
Other current liabilities	2,063	2,075
Total current liabilities	44,979	46,635

Long-term debt	150,000	150,000
Asset retirement obligation	20,813	20,389
Other non-current liabilities	2,330	2,410
Total Liabilities	218,122	219,434

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares authorized; and 75,672,087 and
75,536,741 shares outstanding at March 31, 2015, and December 31, 2014, respectively	76	76
Additional paid-in capital	576,211	576,186
Accumulated other comprehensive loss	(18)	(28)
Retained earnings	377,580	371,051
Total Stockholders' Equity	953,849	947,285
Total Liabilities and Stockholders' Equity	$1,171,971	$1,166,719

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014
(In thousands)

	Three Months Ended March 31,
	2015	2014
Cash Flows from Operating Activities:
Reconciliation of net income (loss) to net cash provided by operating activities:
Net income (loss)	$6,529	$(355)
Deferred income taxes	2,956	(2,778)
Items not affecting cash:
Depreciation, depletion, and accretion	21,276	19,649
Stock-based compensation	1,062	1,028
Lower-of-cost-or-market inventory adjustments	360	3,566
Other	378	223
Changes in operating assets and liabilities:
Trade accounts receivable, net	(9,955)	(9,431)
Other receivables, net	319	(3,316)
Refundable income taxes	41	2,025
Inventory, net	7,954	6,743
Prepaid expenses and other assets	666	1,005
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	1,180	(335)
Other liabilities	(92)	(700)
Net cash provided by operating activities	32,674	17,324

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(8,678)	(31,919)
Purchases of investments	(27,600)	(5)
Proceeds from sale of investments	3,838	18,051
Net cash used in investing activities	(32,440)	(13,873)

Cash Flows from Financing Activities:
Employee tax withholding paid for restricted stock upon vesting	(1,037)	(611)
Net cash used in financing activities	(1,037)	(611)

Net Change in Cash and Cash Equivalents	(803)	2,840
Cash and Cash Equivalents, beginning of period	67,589	394
Cash and Cash Equivalents, end of period	$66,786	$3,234

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

	Three Months Ended March 31,
	2015	2014
Production volume (in thousands of tons):
Potash	237	220
Langbeinite	36	32
Sales volume (in thousands of tons):
Potash	231	242
Trio®	62	36

Gross sales (in thousands):
Potash	$90,729	$84,497
Trio®	26,292	14,378
Total	117,021	98,875
Freight costs (in thousands):
Potash	7,206	7,661
Trio®	3,706	2,271
Total	10,912	9,932
Net sales (in thousands)(1):
Potash	83,523	76,836
Trio®	22,586	12,107
Total	$106,109	$88,943

Potash statistics (per ton):
Average net realized sales price(1)	$362	$317
Cash operating costs(1)(2)	199	205
Depreciation and depletion	79	64
Royalties	14	11
Total potash cost of goods sold	$292	$280
Warehousing and handling costs	13	10
Average potash gross margin(1)	$57	$27

Trio® statistics (per ton):
Average net realized sales price(1)	$367	$340
Cash operating costs(1)	181	216
Depreciation and depletion	58	68
Royalties	18	17
Total Trio® cost of goods sold	$257	$301
Warehousing and handling costs	12	10
Average Trio® gross margin(1)	$98	$29

(1) Net sales, average net realized sales price, cash operating costs and average gross margin are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
(2) On a per ton basis, by-product credits were $8 and $6 for the first quarter of 2015, and 2014, respectively. By-product credits were $1.8 million and $1.4 million for the first quarter of 2015, and 2014, respectively. Cash operating costs and GAAP total cost of goods sold are shown net of by-product credits.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014
(In thousands, except per share amounts)

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use several non-GAAP financial measures to monitor and evaluate our performance. These non-GAAP financial measures include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, net sales, average net realized sales price, cash operating costs, average potash and Trio® gross margin, cash flow per ton and free cash flow. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We also refer to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Below is additional information about our non-GAAP financial measures, including, if applicable, reconciliations of our non-GAAP financial measures to the most directly comparable GAAP measures:

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are non-GAAP financial measures that are calculated as net income (loss) or earnings (loss) per diluted share adjusted for certain items that impact the comparability of results from period to period. These items include, among others, restructuring expenses and changes to the allowance associated with the employment-related high wage tax credits in New Mexico. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations.

	Three Months Ended March 31,
	2015	2014
Net Income (Loss)	$6,529	$(355)
Adjustments
Allowance for New Mexico employment credits(1)	—	(2,947)
Restructuring expense	—	1,827
Calculated income tax effect(2)	—	448
Total adjustments	—	(672)
Adjusted Net Income (Loss)	$6,529	$(1,027)

(1) In the third quarter of 2013, we received notification that our application for certain New Mexico employment-related high wage tax credits had been denied and established an additional pre-tax, non-cash allowance of approximately $2.8 million. In Q1 2014, Intrepid received notification from the State of New Mexico that the vast majority of the credits will be allowed and therefore reversed $2.9 million of the total allowance.
(2) Assumes an annual effective tax rate of 40%.

	Three Months Ended March 31,
	2015	2014
Net Income (Loss) Per Diluted Share	$0.09	$—
Adjustments
Allowance for New Mexico employment credits	—	(0.04)
Restructuring expense	—	0.02
Calculated income tax effect	—	0.01
Total adjustments	—	(0.01)
Adjusted Net Income (Loss) Per Diluted Share	$0.09	$(0.01)

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a non-GAAP financial measure that is calculated as net income (loss) adjusted for the changes to the allowance associated with the employment-related high wage tax credits in New Mexico, restructuring expenses, interest expense, income tax expense, depreciation, depletion, and asset retirement obligation accretion. We consider adjusted EBITDA to be useful because it reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations. We use adjusted EBITDA to assess operating performance and as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended March 31,
	2015	2014
Net Income (Loss)	$6,529	$(355)
Allowance for New Mexico employment credits	—	(2,947)
Restructuring expense	—	1,827
Interest expense	1,644	1,380
Income tax expense (benefit)	3,071	(2,778)
Depreciation, depletion, and accretion	21,276	19,649
Total adjustments	25,991	17,131
Adjusted EBITDA	$32,520	$16,776

Net Sales and Average Net Realized Sales Price per Ton

Net sales and average net realized sales price are non-GAAP financial measures. Net sales are calculated as sales less freight costs. Average net realized sales price is calculated as net sales, divided by the number of tons sold in the period. We consider net sales and average net realized sales price to be useful because they remove the effect of transportation and delivery costs on sales and pricing. When we arrange transportation and delivery for a customer, we include in revenue and in freight costs the costs associated with transportation and delivery. However, many of our customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in our revenue and freight costs. We use net sales and average net realized sales price per ton as key performance indicators to analyze sales and price trends. We also use net sales as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended March 31,
	2015			2014
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$90,729	$26,292	$117,021	$84,497	$14,378	$98,875
Freight costs	7,206	3,706	10,912	7,661	2,271	9,932
Net sales	$83,523	$22,586	$106,109	$76,836	$12,107	$88,943

Divided by:
Tons sold (in thousands)	231	62		242	36
Average net realized sales price per ton	$362	$367		$317	$340

Cash Operating Costs per Ton

Cash operating costs per ton is a non-GAAP financial measure that is calculated as total cost of goods sold divided by the number of tons sold in the period and then adjusted to exclude per-ton depreciation, depletion, and royalties. Total cost of goods sold is reported net of by-product credits and does not include warehousing and handling costs. We consider cash operating costs per ton to be useful because it represents our core, per-ton costs to produce potash and Trio®. We use cash operating costs per ton as an indicator of performance and operating efficiencies and as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended March 31,
	2015			2014
	Potash	Trio®	Total	Potash	Trio®	Total
Cost of goods sold	$67,454	$15,828	$83,282	$67,859	$10,714	$78,573
Divided by sales volume (in thousands of tons)	231	62		242	36
Cost of goods sold per ton	$292	$257		$280	$301
Less per-ton adjustments
Depreciation and depletion	$79	$58		$64	$68
Royalties	14	18		11	17
Cash operating costs per ton	$199	$181		$205	$216

Average Potash and Trio® Gross Margin and Cash Flow per Ton

Average potash and Trio® gross margin and cash flow per ton are non-GAAP financial measures. Average gross margin per ton is calculated by subtracting the sum of per ton total cost of goods sold and per ton warehousing and handling costs from the average net realized sales price. Cash flow per ton is calculated by adding depreciation and depletion to average gross margin. We believe these measures are useful because they represent the average margin and cash flow we realize on each ton of potash and Trio® sold. The reconciliations of average potash and Trio® net realized sales price to GAAP sales is set forth separately above under the heading “Net Sales and Average Net Realized Sales Price per Ton.”

	Three Months Ended March 31,
	2015	2014
Potash
Average potash net realized sales price	$362	$317
Less total potash cost of goods sold	292	280
Less potash warehousing and handling costs	13	10
Average potash gross margin per ton	$57	$27
Depreciation and depletion	79	64
Cash flow per ton	$136	$91

	Three Months Ended March 31,
	2015	2014
Trio®
Average Trio® net realized sales price	$367	$340
Less total Trio® cost of goods sold	257	301
Less Trio® warehousing and handling costs	12	10
Average Trio® gross margin per ton	$98	$29
Depreciation and depletion	58	68
Cash flow per ton	$156	$97

Free Cash Flow

Free cash flow is a non-GAAP financial measure that is calculated as net cash provided by operating activities less cash paid for capital expenditures. We consider free cash flow to be a useful measure of liquidity because it indicates cash generated by normal business operations, including capital expenditures. Free cash flow does not represent cash available for discretionary expenditures because we have non-discretionary obligations, such as debt service obligations, that are not deducted from this measure.

	Three Months Ended March 31,
	2015	2014
Net cash provided by operating activities	32,674	17,324
Less cash paid for additions to property, plant, equipment and mineral properties	(8,678)	(31,919)
Free cash flow	23,996	(14,595)

Net cash used in investing activities	(32,440)	(13,873)

Net cash used in financing activities	(1,037)	(611)

Note: net cash used in investing activities includes cash paid for additions to property, plant equipment and mineral properties.